Exhibit 99.1
Harris Corporation Reports Significantly Higher Operating Performance;
Increases Fiscal 2011 Earnings Guidance
MELBOURNE, Florida, October 25, 2010 — Harris Corporation (NYSE:HRS) reported revenue for the first quarter of fiscal 2011 of $1.41 billion, a 17 percent increase compared with $1.20 billion in the prior-year quarter. Organic revenue growth was 10 percent after adjusting for acquisitions. GAAP net income for the first quarter of fiscal 2011 was $164 million, or $1.27 per diluted share, compared with $105 million, or $.79 per diluted share, in the prior-year quarter. Non-GAAP net income in the first quarter of fiscal 2011 was $165 million, or $1.28 per diluted share, a 56 percent increase compared with the prior-year quarter of $109 million, or $.82 per diluted share. Non-GAAP net income excludes acquisition-related costs in both quarters. Orders in the first quarter were $1.30 billion, compared with $1.50 billion in the prior-year quarter. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 8, along with the accompanying notes.
“Our first quarter results were very strong, driven by exceptional performance and favorable product mix in Tactical Radio Communications. Global market demand for tactical communications remains strong, and as the market leader, we are providing our customers with unmatched innovative functionality that is changing the way missions are conducted. In the Government Communications Systems business, large program wins and additional scope on other long-term programs has resulted in a healthy backlog, even in a constrained spending environment,” said Howard L. Lance, chairman, president and chief executive officer.
“Our new wins and the firming of opportunities across our company have increased our confidence that fiscal 2011 will be another year of strong growth and performance, providing good momentum when we enter fiscal 2012.”
RF Communications
First quarter orders for the RF Communications segment totaled $472 million, including $394 million in Tactical Radio Communications and $78 million in Public Safety and Professional Communications. At the end of the first quarter, total backlog for the RF Communications segment was $1.67 billion, including $1.19 billion in Tactical Radio Communications and $484 million in Public Safety and Professional Communications.
Revenue for RF Communications in the first quarter was $567 million, compared with $424 million in the prior-year quarter. Revenue included $446 million in Tactical Radio Communications and

$121 million in Public Safety and Professional Communications. Revenue for the segment increased 34 percent, driven by deliveries for equipping the military’s MRAPs and M-ATVs (Mine Resistant Ambush Protected All-Terrain Vehicles).
Operating income for RF Communications was $229 million in the first quarter, compared with $114 million in the prior-year quarter. In the prior-year quarter, non-GAAP operating income was $121 million, excluding acquisition-related costs.
New orders in Tactical Radio Communications were strong in the international market. This reflected continuing strong international demand and a significant uptake in customer adoption of the company’s new Falcon III® radios. International wins in the quarter included three orders totaling $69 million from an Asian country for the next phase of a comprehensive, multi-level C4I system.
Wins in the U.S. market included Falcon III and Falcon II® radios for the U.S. Navy, AN/PRC-117G vehicular adaptor units for the U.S. Marine Corps, and several new product wins including high-capacity line-of-sight Internet Protocol (IP) data radios, KGV-72 blue force tracking encryption devices, and HF Loop antennas for improved communications on the move.
In the Public Safety and Professional Communications business, Harris received a $9 million contract from Ontario County, New York, to upgrade its public safety radio communications system with a Harris P25IP (Project 25 to the power of IP) solution. The Unity® XG-100P portable full-spectrum multiband radio and its suite of advanced features will be used for enhanced interoperability.
Following the close of the quarter, Harris was selected by Alberta Solicitor General and Public Security as the preferred vendor for the design, construction, implementation and operation of the province-wide Alberta First Responders Radio Communications System. Harris has been engaged in due diligence activities as defined in the Request for Proposals. Award of the contract is subject to successful completion of due diligence activities, finalization of contract documentation satisfactory to Alberta Solicitor General and Public Security, and approval of the finalized contract by the Alberta Treasury Board. This system, which will cover 256,000 square miles, will be the critical communications link among Alberta’s first responders and contribute to the safety of all Albertans.
Government Communications Systems
First quarter revenue for the Government Communications Systems segment was $736 million, compared with $668 million in the prior-year quarter. Operating income was $78 million in the first quarter, compared with $86 million in the prior-year quarter. Non-GAAP operating income, which excludes acquisition-related costs, was $80 million in the first quarter, compared with $86 million in the prior-year quarter. The prior-year quarter benefited from favorable award fees for the FAA Telecommunications Infrastructure program. Continuing excellent program performance in the first quarter of fiscal 2011 resulted in a strong non-GAAP operating margin of 10.9 percent.
Revenue increased in the quarter for the Geostationary Operational Environmental Satellite — Series R (GOES-R) Ground and Antenna Segment weather programs for the National Oceanic and Atmospheric Administration (NOAA). Revenue declined on several small classified programs, and as expected on the Field Data Collection Automation (FDCA) program for the U.S. Census Bureau.
Revenue also benefited from the recent acquisition of CapRock Communications, which was completed on July 30, 2010. CapRock Communications is a global provider of managed satellite communications solutions serving remote and harsh environments for the energy, government and maritime industries.
Major awards during the quarter in the Government Communications Systems segment included a $130 million contract to supply antennas and control systems for NOAA’s GOES-R program; a $77 million contract by the U.S. Army Materiel Command (AMC) to provide IT infrastructure and follow-on operations and maintenance support for the relocation of AMC Headquarters to Huntsville, Alabama; a $64 million follow-on contract for the U.S. Air Force Network and Space Operations and Maintenance (NSOM) program; a $55 million follow-on production contract to supply avionics systems for the U.S. Department of Defense F-35 Lightning II fighter aircraft; a $40 million follow-on contract for the Department of State Consular Affairs Support Services (CASS) IT services program; and an $18 million contract to produce telemetry modules supporting the U.S. Air Force Advanced Medium-Range Air-to-Air Missile (AMRAAM).
Also during the quarter, Harris CapRock was awarded four contracts totaling $43 million to provide managed network services and more than 400MHz of commercial satellite capacity to four separate U.S. government agencies. The services provided will be used to support a range of missions including airborne intelligence, surveillance, and reconnaissance (ISR), tactical field-deployed communications, and continuity of operations.
Following the close of the quarter, Harris was awarded a nine-year, potential CAD $273 million follow-on contract by the Government of Canada for the CF-18 Avionics Optimized Weapon System Support (OWSS) program. Under the contract, Harris will provide engineering services to support the avionics systems on the CF-18 Hornet fighter aircraft.

Broadcast Communications
Orders in the Broadcast Communications segment improved to $135 million in the first quarter compared with $124 million in the prior-year quarter and $111 million in the fourth quarter of fiscal 2010. Revenue in the first quarter was $122 million compared with $119 million in the prior-year quarter.
Operating loss in the first quarter was $9 million and included $1 million in charges related to cost-reduction actions. Cost-reduction actions planned for fiscal 2011 are expected to result in total charges of about $5 million for the year.
While results continued to reflect market weakness in the traditional U.S. broadcast market and increased investment to address new media and international growth opportunities, the 1.1 book-to-bill ratio and year-over-year orders and revenue growth are encouraging signs for the Broadcast Communications segment.
Orders in the first quarter included $8 million from Nine Network Australia for a new playout center built with Harris technology, including servers, multiviewers, routers, digital asset management and automation solutions.
In early October, Harris completed its in-arena broadcast network for the National Basketball Association’s Orlando Magic Amway Center. The solution is a unique convergence of IP and broadcast technology that provides an entirely new streamlined workflow system while providing fans with an exceptional, multimedia event experience. The network is managed via a Harris-built control room featuring more than 800 broadcast devices.
Earnings Guidance
Due to the strong first quarter performance and increased confidence in pipeline opportunities, the company increased its guidance for non-GAAP net income for fiscal 2011 to a range of $4.80 to $4.90 per diluted share ($4.75 to $4.85 per diluted share on a GAAP basis), representing a year-over-year increase of 8 to 11 percent. This compares with a previous range of $4.60 to $4.70 per diluted share ($4.55 to $4.65 per diluted share on a GAAP basis). Fiscal 2011 non-GAAP earnings guidance excludes acquisition-related costs.
Fiscal 2011 revenue is now expected to be at the high end of our previous range of $5.9 to $6.0 billion, which represents a year-over-year increase of about 15 percent compared with the prior year.

Harris will host a conference call today, October 25, at 4:30 p.m. Eastern Time (ET) to discuss its first quarter fiscal 2011 financial results. The dial-in numbers for the teleconference are (866) 804-6925 (U.S.) and (857) 350-1671 (International), using participant code 57127900. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Participants are encouraged to listen via webcast, which will be broadcast live at www.harris.com/conference-call. A replay of the teleconference will be available beginning at 5:30 p.m. ET on October 25, and will run until midnight ET on Monday, November 1. To access the replay, please call (888) 286-8010 (U.S.) or (617) 801-6888 (International), using access code 21325026. A recording of the call also will be available on the Harris website, beginning at 7 p.m. ET on October 25.
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and more than 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including organic revenue growth for the first quarter of fiscal 2011, adjusting for the impact of acquisitions; income and income per diluted share for the first quarter of fiscal 2011, in each case excluding charges for acquisition-related costs; operating income for the RF Communications Segment for the first quarter of fiscal 2010 excluding acquisition-related costs; operating income and margins for the Government Communications Systems segment, excluding acquisition-related costs; and fiscal 2011 guidance for income per diluted share and the percentage increase of fiscal 2011 guidance for income per diluted share over fiscal 2010 non-GAAP income per diluted share, in each case excluding acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (tables).
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2011; the potential value of contract awards; and statements regarding outlook, including expected revenue and orders. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in our effective tax rate; the potential impact of natural disasters or other disruptions on our operations; the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of our IT networks and systems or those we operate for customers; the potential impact of satellite bandwidth constraints on our managed satellite communications services; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and the recession in the United States and general downturn in the global economy. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY ’11 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended
	October 1,	October 2,
	2010	2009
	(In millions, except per
	share amounts)

Revenue from product sales and services	$1,405.4	$1,203.0

Cost of product sales and services	(881.1)	(812.1)
Engineering, selling and administrative expenses	(255.2)	(212.1)
Non-operating loss	(0.4)	(0.2)
Interest income	0.6	0.4
Interest expense	(17.8)	(18.2)

Income before income taxes	251.5	160.8
Income taxes	(87.6)	(56.3)

Net income	$163.9	$104.5

Net income per common share
Basic	$1.28	$0.79
Diluted	$1.27	$0.79

Cash dividends paid per common share	$0.25	$0.22

Basic weighted average shares outstanding	126.8	130.8
Diluted weighted average shares outstanding	127.7	131.4

Table 2
HARRIS CORPORATION
FY ’11 First Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended
	October 1,	October 2,
	2010	2009
	(In millions)
Revenue
RF Communications	$566.5	$423.7
Government Communications Systems	735.5	667.7
Broadcast Communications	121.6	118.7
Corporate eliminations	(18.2)	(7.1)

	$1,405.4	$1,203.0

Income Before Income Taxes
Segment Operating Income (Loss)
RF Communications	$228.5	$114.0
Government Communications Systems	78.3	85.7
Broadcast Communications	(8.6)	0.3
Unallocated corporate expense	(25.7)	(19.2)
Corporate eliminations	(3.4)	(2.0)
Non-operating loss	(0.4)	(0.2)
Net interest expense	(17.2)	(17.8)

	$251.5	$160.8

Table 3
HARRIS CORPORATION
FY ’11 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Quarter Ended
	October 1,	October 2,
	2010	2009
	(In millions)
Operating Activities
Net income	$163.9	$104.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46.8	42.1
Share-based compensation	16.0	11.1
Non-current deferred income taxes	1.3	6.4
(Increase) decrease in:
Accounts and notes receivable	68.2	29.2
Inventories	(20.3)	(29.8)
Increase (decrease) in:
Accounts payable and accrued expenses	(55.9)	(106.0)
Advance payments and unearned income	11.7	34.1
Income taxes	76.7	45.1
Other	(13.5)	(2.2)

Net cash provided by operating activities	294.9	134.5

Investing Activities
Cash paid for acquired businesses	(518.0)	1.0
Cash paid for cost method investment	(10.0)	—
Additions of property, plant and equipment	(37.1)	(18.6)
Additions of capitalized software	(4.3)	(2.0)

Net cash used in investing activities	(569.4)	(19.6)

Financing Activities
Proceeds from borrowings	244.1	—
Repayments of borrowings	—	(81.1)
Proceeds from exercises of employee stock options	2.6	0.1
Repurchases of common stock	(55.5)	(55.3)
Cash dividends	(32.2)	(29.0)

Net cash provided by (used in) financing activities	159.0	(165.3)

Effect of exchange rate changes on cash and cash equivalents	1.7	0.3

Net decrease in cash and cash equivalents	(113.8)	(50.1)

Cash and cash equivalents, beginning of year	455.2	281.2

Cash and cash equivalents, end of quarter	$341.4	$231.1

Table 4
HARRIS CORPORATION
FY ’11 First Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	October 1,	July 2,
	2010	2010
	(In millions)
Assets
Cash and cash equivalents	$341.4	$455.2
Receivables	705.6	736.0
Inventories	670.8	615.3
Income taxes receivable	3.7	15.3
Current deferred income taxes	148.5	145.3
Other current assets	63.3	37.5
Property, plant and equipment	672.2	609.7
Goodwill	1,936.2	1,576.2
Intangible assets	412.9	297.8
Non-current deferred income taxes	64.2	107.7
Other non-current assets	187.9	147.6

	$5,206.7	$4,743.6

Liabilities and Equity
Short-term debt	$275.0	$30.0
Accounts payable	390.7	329.4
Compensation and benefits	190.4	239.7
Other accrued items	298.1	267.5
Advance payments and unearned income	189.8	175.6
Income taxes payable	73.6	8.9
Current portion of long-term debt	0.7	0.7
Long-term debt	1,176.4	1,176.6
Long-term contract liability	129.5	132.4
Other long-term liabilities	188.2	192.7
Equity	2,294.3	2,190.1

	$5,206.7	$4,743.6

HARRIS CORPORATION
FY ’11 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income (loss) before income taxes; income taxes; net income (loss); and net income (loss) per diluted share adjusted to exclude certain costs, charges, expenses and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris’ business trends and to understand Harris’ performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY ’11 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	October 1, 2010			October 2, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)

Revenue from product sales and services	$1,405.4	$—	$1,405.4	$1,203.0	$—	$1,203.0
Cost of product sales and services (A)	(881.1)	—	(881.1)	(812.1)	3.6	(808.5)
Engineering, selling and administrative expenses (B)	(255.2)	2.0	(253.2)	(212.1)	3.6	(208.5)
Non-operating loss	(0.4)	—	(0.4)	(0.2)	—	(0.2)
Interest income	0.6	—	0.6	0.4	—	0.4
Interest expense	(17.8)	—	(17.8)	(18.2)	—	(18.2)

Income before income taxes	251.5	2.0	253.5	160.8	7.2	168.0
Income taxes (C)	(87.6)	(0.5)	(88.1)	(56.3)	(2.7)	(59.0)

Net income	$163.9	$1.5	$165.4	$104.5	$4.5	$109.0

Net income per diluted common share	$1.27	$0.01	$1.28	$0.79	$0.03	$0.82

Table 6
HARRIS CORPORATION
FY ’11 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Business Segment Information
(Unaudited)

	Quarter Ended			Quarter Ended
	October 1, 2010			October 2, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)

Revenue
RF Communications	$566.5	$—	$566.5	$423.7	$—	$423.7
Government Communications Systems	735.5	—	735.5	667.7	—	667.7
Broadcast Communications	121.6	—	121.6	118.7	—	118.7
Corporate eliminations	(18.2)	—	(18.2)	(7.1)	—	(7.1)

	$1,405.4	$—	$1,405.4	$1,203.0	$—	$1,203.0

Income Before Income Taxes
Segment Operating Income (Loss)
RF Communications (D)	$228.5	$—	$228.5	$114.0	$6.5	$120.5
Government Communications Systems (E)	78.3	2.0	80.3	85.7	0.7	86.4
Broadcast Communications	(8.6)	—	(8.6)	0.3	—	0.3
Unallocated corporate expense	(25.7)	—	(25.7)	(19.2)	—	(19.2)
Corporate eliminations	(3.4)	—	(3.4)	(2.0)	—	(2.0)
Non-operating loss	(0.4)	—	(0.4)	(0.2)	—	(0.2)
Net interest expense	(17.2)	—	(17.2)	(17.8)	—	(17.8)

	$251.5	$2.0	$253.5	$160.8	$7.2	$168.0

Table 7
HARRIS CORPORATION
FY ’11 First Quarter Summary
Reconciliation of FY ’11 GAAP Net Income per Diluted Share Guidance
to FY ’10 GAAP Net Income per Diluted Share
and FY ’11 Non-GAAP Net Income per Diluted Share Guidance
(Unaudited)

	Fiscal Year
	2010	2011
	(Actual)	(Guidance)	Percent Change

GAAP net income per diluted common share	$4.28	$4.75 to $4.85	11% to 13%
Charges associated with the acquisition of Tyco Electronics Wireless Systems (F)	0.11	—
Charges associated with the acquisitions of Crucial Security, Inc., the ATC Business Unit of SolaCom Technologies, Inc., Patriot Technologies, LLC and SignaCert, Inc. (G)	0.02	—
Charges associated with the acquisition of CapRock Communications (H)	0.02	0.05

Non-GAAP net income per diluted common share	$4.43	$4.80 to $4.90	8% to 11%

Table 8
HARRIS CORPORATION
FY ’11 First Quarter Summary
Harris Corporation Organic Revenue Growth Calculation
(Unaudited)

	Quarter Ended
	October 1,	October 2,
	2010	2009	Percent Change
GAAP Revenue	$1,405.4	$1,203.0	16.8%
Impact of acquisitions of CapRock Communications, Patriot Technologies, LLC and SignaCert, Inc. (I)	—	73.9

Organic Revenue	$1,405.4	$1,276.9	10.1%

HARRIS CORPORATION
FY ’11 First Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 8:
Note A — Adjustments to cost of product sales and services for the quarter ended October 2, 2009 are due to integration costs and the impact of a step up in inventory associated with our acquisition of the Tyco Electronics Wireless Systems business (“Wireless Systems”) ($3.6 million).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter ended October 1, 2010 are due to integration and other costs associated with our acquisition of CapRock Communications (“CapRock”) ($2.0 million). Adjustments to engineering, selling and administrative expenses for the quarter ended October 2, 2009 are due to integration and other costs associated with our acquisitions of Wireless Systems ($2.9 million), Crucial Security, Inc. (“Crucial”) ($0.4 million) and the Air Traffic Control business unit of SolaCom Technologies Inc. (“SolaCom ATC”) ($0.3 million).
Note C — Adjustments to our income taxes are primarily based on the tax rate and characterization of tax treatment on the tax return in the jurisdiction to which the item applies.
Note D — Adjustments to our RF Communications segment operating income for the quarter ended October 2, 2009 are due to integration costs and the impact of a step up in inventory associated with our acquisition of Wireless Systems ($6.5 million).
Note E — Adjustments to our Government Communications Systems segment operating income for the quarter ended October 1, 2010 are due to integration and other costs associated with our acquisition of CapRock ($2.0 million). Adjustments to our Government Communications Systems segment operating income for the quarter ended October 2, 2009 are due to integration costs associated with our acquisitions of Crucial ($0.4 million) and SolaCom ATC ($0.3 million).
Note F — Adjustment for pre-tax charges of $19.3 million ($.11 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisition of Wireless Systems.
Note G — Adjustment for pre-tax charges of $4.2 million ($.02 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisitions of Crucial, SolaCom ATC, Patriot Technologies, LLC (“Patriot”) and SignaCert, Inc. (“SignaCert”).
Note H — Adjustment for pre-tax charges of $2.6 million ($.02 per diluted share) for fiscal 2010 and estimated pre-tax charges of $10.0 million ($.05 per diluted share) for fiscal 2011 related to integration and other costs associated with our acquisition of CapRock.
Note I — Adjustment related to the revenue of CapRock, Patriot and SignaCert for the quarter ended October 2, 2009.